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                                                                  EXHIBIT 99.16


[VERSO TECHNOLOGIES LOGO]


400 Galleria Parkway
Suite 300
Atlanta, GA  30339

VERSO CONTACT:
Jennifer L. Pepper
Director of Investor Relations
(678) 589-3579
Jennifer.pepper@verso.com

FINAL

                      VERSO OBTAINS INCREASED CREDIT LINE

ATLANTA, Georgia - (February 13, 2003) - Verso Technologies, Inc. (Nasdaq:
VRSO), an integrated communications solutions company, today announced that the company and Silicon Valley Bank, a subsidiary of Silicon Valley Bancshares
(SIVB) and Verso's primary lender, have amended the current credit agreement between the parties.

The amendment increases Verso's asset-based revolving credit line from $5 million to $10 million and includes an EX-IM (export-import) facility that will provide for working capital based on Verso's international accounts receivables and inventory related to export sales. The term of the agreement is 18 months (through August 12, 2004). The per annum interest rate on the outstanding balance is the prime rate plus 2%, and the per annum interest rate on the unused portion of the facility is $0.375%.

Verso obtained the increase in its credit line in order to partially finance its acquisition of substantially all of the business assets of Clarent Corporation, the expected growth in the company's applications and gateways business, and the related increase in working capital. Verso completed its acquisition of the assets of Clarent, a provider of Voice over Internet Protocol (VoIP) solutions for next generation networks and enterprise convergent solutions, on February 12, 2003.

Juliet Reising, Verso's chief financial officer, commented, "The increase in borrowing capacity of up to $10 million, and the inclusion of the EX-IM facility provide the company additional resources to finance growth in the business. Because the majority of customers acquired from Clarent are internationally-based, the EX-IM facility is especially suited to the evolving needs of the company, and is yet another example of


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Silicon Valley Bank's ability to offer flexible products and services that will allow Verso to promote and sustain its growth."

ABOUT VERSO TECHNOLOGIES, INC.

Verso Technologies provides integrated switching solutions for communications service providers that want to develop IP-based services with PSTN scalability and quality of service. Verso's unique, end-to-end native SS7 capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state of the art hardware and software, OSS integration, the industry's most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500